                                                                      EXHIBIT 12

                    NABORS INDUSTRIES, LTD. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                      (In thousands, except ratio amounts)

                                                      Year Ended December 31,
                                                  ------------------------------
                                                    2004       2003       2002
                                                  --------   --------   --------
Income before income taxes                        $335,838   $174,623   $140,774
Less earnings from affiliates, net of dividends     (2,057)      (919)    (4,900)
Add amortization of capitalized interest expense     1,017        896        843
Add fixed charges as adjusted (from below)          51,389     74,107     70,341
                                                  --------   --------   --------
      Earnings                                    $386,187   $248,707   $207,058
                                                  --------   --------   --------

Fixed charges:
   Interest expense:
      Interest on indebtedness                    $ 23,055   $ 39,585   $ 31,156
      Capitalized                                    1,887        903      1,125
   Amortization of debt related costs (1)           25,452     31,155     35,912
   Interest portion of rental expense                2,882      3,367      3,273
                                                  --------   --------   --------
   Fixed charges before adjustments                 53,276     75,010     71,466
   Less capitalized interest                        (1,887)      (903)    (1,125)
                                                  --------   --------   --------
   Fixed charges as adjusted                      $ 51,389   $ 74,107   $ 70,341
                                                  --------   --------   --------

Ratio (earnings divided by fixed charges
   before adjustments)                                7.25       3.32       2.90
                                                  --------   --------   --------
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(1)  Includes deferred financing, discount and premium amortization.